Exhibit 3.16

State of Delaware Secretary of State Division of Corporations Delivered 09:00 AM 11/14/2005 FILED 08:55 AM 11/14/2005 SRV 050922983 – 4059939 FILE

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

FIRST. The name of the limited liability company is:

PBM CHINA HOLDINGS, LLC

SECOND. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington. The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 14th day of November, 2005.

/s/ Lynn CanneLongo
Lynn CanneLongo
Authorized Person